Exhibit 5.1

November 30, 2012

CAI International, Inc.

Steuart Tower

1 Market Plaza, Suite 900

San Francisco, California 94105

Ladies and Gentlemen:

We have acted as counsel to CAI International, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), of a registration statement on Form S-3 (Registration Statement No. 333-173540) (the “Registration Statement”), which was declared effective by the Commission on May 31, 2011, including the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares (as defined below) filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the 1933 Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) with respect to (i) the sale by the Company of up to 2,896,726 shares (the “Company Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), which amount includes 377,834 shares that may be sold pursuant to the exercise of an over-allotment option by the underwriters identified therein, and (ii) the sale by selling stockholders of the Company of up to an aggregate of 1,448,363 shares of Common Stock, which amount includes 188,917 shares that may be sold by certain selling stockholders pursuant to the exercise of an over-allotment option by the underwriters identified therein (the “Selling Stockholders’ Shares”). The Selling Stockholders’ Shares together with the Company Shares, are collectively referred to as the “Shares.”

We have reviewed the corporate actions of the Company in connection with this matter and have examined such other documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

Based upon the foregoing, it is our opinion that:

(1) The Selling Stockholders’ Shares are validly issued, fully paid, and nonassessable; and

(2) The Company Shares are duly authorized and when issued and sold pursuant to and as described in the Prospectus, such shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to a Current Report of the Company on Form 8-K. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ PERKINS COIE LLP